Exhibit 10(b)


February 27, 2001


Mr. John Manfredi
5 Private Road 366
Bernardsville, NJ  017924

Dear John:

I am pleased to extend our offer of employment with The Gillette Company in the position of Senior Vice President - Corporate Affairs at a starting monthly base salary of $28,333.33 effective March 1, 2001.

In addition to your base salary, you will be eligible for the Incentive Bonus Plan in 2001, payable in early 2002. The target bonus percentage for your position is 50% of your year end salary, with a maximum award up to 75%. The receipt of a bonus under this plan is normally contingent upon the Company meeting its overall targets and upon individual job performance during the year. For the year 2001, a minimum award equal to target bonus, pro rated for the period of employment is guaranteed and will be paid.

You will be eligible for the Company's Stock Option Plan and will be recommended for a special grant of 75,000 stock options to the Board of Directors, to be awarded to you effective with your first day of employment. You will be eligible for annual stock option awards, normally granted in June of each year, in the range of 50,000 to 60,000 options subject to Board and Shareholder approval.

You will receive a special one-time cash payment of $75,000 within one month of your commencement of employment with The Gillette Company.

In addition to these compensation provisions, you will be eligible for a wide range of benefits which I have outlined briefly below. I will send you summary brochures of our major benefit plans.

Executive Life Insurance: Provides coverage of four times your annual base salary subject to medical underwriting (evidence of insurability).

Dependent Life Insurance: Provides coverage of between $10,000 and $50,000 for your spouse and between $5,000 and $25,000 for any dependent children under the age of 19. The monthly premium for this insurance will depend on the coverage you select.

Medical/Dental Insurance: Coverage is available immediately upon your employment and you may choose from a variety of plans. Participants pay approximately 20% - 30% of the cost of this coverage subject to the type of coverage chosen. We agree that you will remain on the Nabisco plan until December 31, 2003, and start effective January 1, 2004 in the Gillette plan, and that the Gillette will cover the costs of your medical/dental premiums until December 31, 2006. Employees' Savings Plan: Participation in this plan will allow you to save up to 15% of your compensation (base salary and any bonuses) on both a pre-tax and after-tax basis, depending upon your election. Company contributions, in the form of Gillette Common Stock, are paid in the ratio of one dollar for every two dollars you save up to 10%. You will be eligible to participate in this plan on your date of hire. Additionally, the Company has a supplemental savings plan that allows you to continue saving (deferred income) after you've reached the IRS limit. (A proposed change to improve the Company match is scheduled to be acted upon at the upcoming shareholder meeting.)

Pension Plan: You will become a participant under the Company's Retirement Plan. The Plan has a five year minimum years of service requirement to be eligible for a vested right pension.

Financial Planning: Annual reimbursement by the Company of up to $5,000 to cover estate planning, financial counseling and tax preparation.

Estate Preservation Plan: You will be eligible to join the plan immediately upon your employment. This life insurance program provides payment of $1,000,000 to your beneficiary after the last to die of you and your spouse. The intent of this plan is to provide funds for the payment of taxes on your estate. The cost of this program is shared by you and the Company.

Relocation: You will receive the provisions of the Newly Hired Executive Relocation Policy. I have enclosed a copy for your information.

Parking: You will be eligible for free parking in the executive parking lot at the Prudential Tower Building (subject to IRS imputed income rules).

Options: We will propose to the Personnel Committee that if between now and February 29, 2004, you are involuntarily separated by the Company for reasons other than cause (as defined below), all options issued to you and not yet vested, would immediately vest in their entirety, and we would propose that for all of your options the exercise period be extended from 90 days to three years.

Separation Allowance: If between now and February 29, 2004, you are involuntarily separated by the Company for reasons other than cause, you will receive a gross severance payment equivalent to two (2) years of base salary. After February 29, 2004, there will be no severance payment.
         For the purpose of this and the prior paragraph, "involuntarily separated by the Company for reasons other than cause" shall be deemed to include your voluntary termination of employment after an event of "good reason". For this purpose, "good reason" shall mean, without your express written consent, any of the following: (I) any reduction in your duties, any diminution in your position or any adverse change in your reporting relationship from those in effect at the commencement of your employment; (ii) any reduction in your base salary or annual bonus target as in effect on the commencement of your employment; (iii) the failure by the Company to continue in effect any compensation or benefit plan in which you participate or are entitled to participate at the time of commencement of your employment, unless such failure is a result of an amendment or modification which affects all of the Company's employees.

Our offer is contingent upon your successful completion of a medical screening, which includes a test for alcohol intoxication and use of controlled substances. Upon acceptance of our offer of employment, arrangements will be made for your pre-placement medical screening.

All of us here at Gillette are certain that you will find this position to be a challenging one and that you will be able to make a positive, strong contribution to the Company. In the meantime, if you have any questions, please fee free to call me.

Sincerely,                                         Agreed & Accepted


/s/ Robert E. DiCenso                              Dated:  /s/ John F. Manfredi
Senior Vice President,
Personnel and Administration                       By:      3-19-01